Service Contract

Contract made between: EVEREST CAPITAL CORPORATION (Patty A), VIVIC CORP. (Patty

B), based on the principle of resource sharing and "user pays", it is agreed by the two parties that Party B will provide management consulting, administrative services, technology, marketing resources and business intermediaries and other related services with the following terms.

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1. Contract period: From April l, 2020 to December 31, 2020.

2. Management and consulting fees: USD 10,000 per month (tax included).

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3. Payment method:

Quarterly payment, Party B will issue invoice to Party A at the beginning of each quarter and Party A will pay for the invoice within 30 days from invoice date by remittance payment.

4. Management and consultation:

Party B shall be responsible for the management of Party A's general administrative affairs and provide business-related resources for Party A under inquiry during the contract period, and Party B shall provide professional advice to Party A for decisionmaking purposes.

5. Services provided by Party B:

a. Business Intermediary

To develop customers, resources and products, and to be an intermediary on purchase and sale of product transactions.

b. Technology Development:

To collect and analyze products for development and assist in the transfer of expertise, collect and track industry research and development information, and integrate/track cross-technology project.

c. Production Management:

To improve Party A's production management system, production technology; integrate internal resources, the pursuit of procurement costs rationalization.

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d. Marketing Planning:

To integrate, plan and launch sales and marketing activities, evaluate business performance and carry out target management, collect marketing information and to assist in brand channel evaluation.

Internal Audit:

To carry out internal control and evaluate investment projects.

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Strategic Administration:

To launch policy and implement special/ad hoc projects and tasks, assist in the establishment of the system and results assessment, to host/participate in/assist in the publicity and related activities, to assist in education and training and other cooperation matters.

6. Other conventions

a. Party B shall be liable for the confidentiality of all the information obtained from Party A as a result of this contract and shall not be made public to third parties without Party A's written consent. Party B is liable for compensation for the loss caused to Party A as a result of the leakage of information.

b. The rights of this contract may not be transferred without the written consent of both parties.

c. This contract is governed by the laws of Taiwan and it is agreed to be governed by the Tainan District Court as the Court of first instance.

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d. This contract may not be modified or revoked without the written consent of both parties.

e. If Party A does not fulfill the payment agreement, Party B may terminate this contract without notice.

f. If a party gives any preference to the other party, it shall not be deemed to modify or amend the relevant terms of this contract; and if one party has not exercised one of the rights of the other party in this contract, it shall not be deemed to have waived that right.

g. There are two original copies of this contract and each party holds one of them.

Contract signed by:

EVEREST CAPITAL CORPORATION

Party A: EVEREST CAPITAL CORPORATION (sign with company chop) 85-1

Address: No.85-1, Sec 2, Guansin Road, Guanmiao Dist., Tainan City, Taiwan.

06-5950360

Telephone: 06-5950360

For and on behalf of

EVEREST CAPITAL CORPORATION

VIVIC CORP.

Party B: VIVIC CORP. (sign with company chop)

189 E Warm spring Rd., PMB#B450, Las Vegas, NV 89119

Address : 189 E Warm spring Rd., PMB#B450, Las Vegas, NV 89119

Telephone:

Signature(s)

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